For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
SECOND QUARTER FISCAL YEAR 2009 RESULTS

Mountain View, CA—April 23, 2009—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its second fiscal quarter ended March 31, 2009 were $12.1 million, an increase of 22% over revenues of $9.9 million for the second quarter of fiscal 2008. After non-cash, pre-tax stock option expenses of $417,000, the Company reported net income for the quarter of $1.1 million or $0.10 per diluted share, compared to a net loss of $3.35 million or $0.26 per diluted share for the second quarter of fiscal 2008. The results for the fiscal 2008 second quarter included the impact of a pre-tax restructuring charge of $2.2 million related to a reduction in the Company’s workforce and the closure of its Australian office.

During the second fiscal quarter of 2009, Catapult generated approximately $3.9 million in cash flow from operations, invested $1.8 million in capitalized software development expenses, and repurchased approximately 85,000 shares at a cost of $565,000. As a result, the Company’s combined cash, cash equivalent and investment position increased by $1.3 million to $42.3 million. This total includes $4.6 million in currently illiquid auction rate securities classified as long-term investments. This value is net of a non-cash temporary unrealized holding loss of $309,000 that was recorded against these securities on the Company’s balance sheet in the first fiscal quarter.

In the second fiscal quarter of 2009, the Company recorded a $930,000 non-cash temporary unrealized holding loss against the value of its 2.64% ownership position in the shares of a Finnish competitor, NetHawk Oyj. The Company originally received these shares two years ago in settlement of a legal action. The amount of the loss is based on an updated valuation at March 31, 2009 that reflects NetHawk’s recently released operating results for fiscal 2008 and the currently depressed level of market comparables.

“Overall, Catapult is now extremely well-positioned as a result of our focus on the LTE test system market,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO.

Catapult Communications will be discussing its second quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 730-5771 or (857) 350-1595 and provide conference ID# 23723383 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on April 30, 2009. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 39658510.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants – spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statement in this press release regarding the Company’s position as a result of its focus on the LTE test system market is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include delays in the rate of adoption of new technologies, the Company’s inability to develop products to address those technologies, competitive product offerings, including those developed by the Company’s customers, and the Company’s dependence on a limited number of customers. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues:
Products	$8,931	$6,925	$15,388	$13,695
Services	3,161	3,010	6,516	6,541

Total revenues	12,092	9,935	21,904	20,236

Cost of revenues:
Products	1,656	1,225	3,108	2,473
Services	512	752	985	1,550
Amortization of purchased technology	12	12	24	24

Total cost of revenues	2,180	1,989	4,117	4,047

Gross profit	9,912	7,946	17,787	16,189

Operating expenses:
Research and development	1,713	3,466	3,351	7,019
Sales and marketing	3,908	4,241	7,879	8,586
General and administrative	2,092	2,106	4,351	4,278
Restructuring costs	—	2,197	—	2,197

Total operating expenses	7,713	12,010	15,581	22,080

Operating income (loss)	2,199	(4,064)	2,206	(5,891)
Interest income	121	592	353	1,336
Other income (expense), net	(369)	235	(194)	365

Income (loss) before income taxes	1,951	(3,237)	2,365	(4,190)
Provision for income taxes	844	113	1,201	331

Net income (loss)	$1,107	$(3,350)	$1,164	$(4,521)

Net income (loss) per share:
Basic	$0.10	$(0.26)	$0.10	$(0.34)

Diluted	$0.10	$(0.26)	$0.10	$(0.34)

Shares used in per share calculation:
Basic	11,333	13,119	11,452	13,247

Diluted	11,350	13,119	11,455	13,247

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2009	2008
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$37,703	$41,380
Accounts receivable, net	8,472	6,487
Inventories	3,078	2,313
Other current assets	2,000	2,431

Total current assets	51,253	52,611
Long-term investments	4,641	4,950
Property and equipment, net	879	1,011
Goodwill and other intangibles	49,428	49,464
Other assets	8,913	5,992

Total assets	$115,114	$114,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,334	$6,024
Deferred revenue	9,727	6,446

Total current liabilities	15,061	12,470
Deferred revenue, long-term	74	173
Deferred taxes and other liabilities, long-term	5,321	5,057

Total liabilities	20,456	17,700

Total stockholders’ equity	94,658	96,328

Total liabilities and stockholders’ equity	$115,114	$114,028